UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 17, 2011

Date of report (date of earliest event reported)

HUTCHINSON TECHNOLOGY INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	001-34838	41-0901840
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive N.E., Hutchinson, Minnesota		55350
(Address of principal executive offices)		(Zip Code)

Telephone Number: (320) 587-3797

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Our Special Meeting of Shareholders was held on June 17, 2011. Of the 23,378,788 shares of our common stock entitled to vote at the meeting, 12,229,380 shares were present at the meeting in person or by proxy. Our shareholders voted on the following:

1.	The proposal to approve the issuance of 8.50% Convertible Senior Notes due 2026 (and the issuance of the company’s common stock upon conversion thereof) in a debt exchange for any and all, but not less than $40 million in aggregate principal amount, of the company’s $122.206 million in aggregate principal amount of outstanding 3.25% Convertible Subordinated Notes due 2026, passed on a vote of 11,693,565 in favor, 437,581 against, 98,234 abstentions and 0 broker non-votes.

2.	The proposal to approve the removal of certain restrictions on increasing the conversion rate of the company’s outstanding 8.50% Convertible Senior Notes due 2026 that were issued in February 2011, in exchange for the 3.25% Notes (and the issuance of additional shares of the company’s common stock upon conversion of the outstanding 8.50% Notes, which may result from the removal of such restrictions), so that the terms of the outstanding 8.50% Notes will be identical to the terms of the 8.50% Notes to be issued in the current debt exchange, passed on a vote of 11,634,676 in favor, 478,659 against, 116,045 abstentions and 0 broker non-votes.

3.	The proposal to approve the issuance of additional 8.50% Convertible Senior Notes due 2026 (and the issuance of the company’s common stock upon conversion thereof) for cash in one or more future private placements or registered offerings with an aggregate principal amount of not more than $40 million that, when combined with the 8.50% Notes to be issued in the current debt exchange, will not exceed $122.206 million in aggregate principal amount, passed on a vote of 11,337,598 in favor, 784,679 against, 107,103 abstentions and 0 broker non-votes.

Item 8.01	Other Events.

On June 17, 2011, we issued a press release regarding the results of our Special Shareholders Meeting held on June 17, 2011. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Exhibits.

(d)	Exhibits.

99.1	Press Release, dated June 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: June 17, 2011

HUTCHINSON TECHNOLOGY INC.

By:	/s/ David P. Radloff
David P. Radloff
Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit	Manner of Filing

99.1	Press Release, dated June 17, 2011.	Electronically Filed